EXHIBIT 21.1

                          SUBSIDIARIES OF ZHONGPIN INC.


                          NAME                            PLACE OF INCORPORATION
                          ----                            ----------------------
Falcon Link Investment Limited                        British Virgin Islands
Henan Zhongpin Food Co., Ltd.                         People's Republic of China
Henan Zhongpin Food Share Co., Ltd.                   People's Republic of China
Zhumadian Zhongpin Food Ltd.                          People's Republic of China
Henan Zhongpin Industry Co., Ltd.                     People's Republic of China
Henan Zhongpin Import and Export Trading Co., Ltd.    People's Republic of China